As filed with the Securities and Exchange Commission on August 29, 2003
                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        Marx Toys and Entertainment Corp.
                        (formerly stereoscape.com, inc.)
             (exact name of registrant as specified in its charter)

                     Nevada                      06-1469654
            (State of incorporation)   (IRS employer identification number)

  101 South 15th Street, Sebring, Ohio                    44672
(Address of principal executive offices)               (Zip Code)

                            The stereoscape.com, inc.
               1998 Incentive and Non-qualified Stock Option Plan
                            (Full Title of the Plan)


                                 Mr. Steven Wise
                        Marx Toys and Entertainment Corp.
                              101 South 15th Street
                               Sebring, Ohio 44672
                                  (330) 938-1749
                          (Name, address and telephone
                          number of agent for service)

                                 With copy to:
                            W. Raymond Felton, Esq.
                         Greenbaum, Rowe, Smith, Ravin,
                                 Davis & Himmel
                            Metro Corporate Campus I
                                 P.O. Box 5600
                          Woodbridge, New Jersey 07095
                                 (732)549-5600

                         CALCULATION OF REGISTRATION FEE
                     |              | Proposed | Proposed  |
                     |              | maximum  | maximum   |
   Title of Proposed | Amount       | offering | aggregate | Amount of
   securities to     | to be        | price per| offering  | registration
   be registered     | Registered(1)| share (2)| price(2)  | fee
   -----------------------------------------------------------------------
                     |              |          |           |
   Common Stock;     |              |          |           |
   $.001 par value   | 8,000,000    |          |           |
   per share         |  shares      |   $0.23  |$1,840,000 |    $148.86
   -----------------------------------------------------------------------

1) An undetermined number of additional shares may be issued as a result of stock dividends, stock splits or other recapitalizations.

2) These shares of Common Stock represent the shares of Common Stock with respect to which options will be granted under the 2002 Incentive and Non-Qualified Stock Option Plan. Under the 2002 Incentive and Non-Qualified Stock Option Plan 5,000,000 shares have been issued at $0.20 per share, and the balance of the shares are to be offered at prices not presently determinable. Pursuant to Rule 457(h), the option price for balance of 3,000,000 shares is estimated solely for the purpose of determining the registration fee and is based upon the closing price of the Common Stock on August 28, 2003 which was $0.28 as reported by the OTC Bulletin Board.
Based on 5,000,000 shares at $0.20 and 3,000,000 shares at $0.28 the weighted average price used to calculate the fee was $0.23.

                                   PROSPECTUS

                            The stereoscape.com, inc.
               1998 Incentive and Non-qualified Stock Option Plan
                  ---------------------------------------------

                        8,000,000 SHARES OF COMMON STOCK
                           ($.001 PAR VALUE PER SHARE)
                  ---------------------------------------------


Options for shares (the "Shares") of our common stock, $.001 par value per share (the "Common Stock") covered by this Prospectus have been, and may in the future be, granted by us to our employees (including officers and directors) under the 1998 Incentive and Non-qualified Stock Option Plan (the "Plan"). Each employee receiving an option is offered the opportunity to purchase the number of Shares specified in such option at a price and on the terms set forth therein.

The net proceeds of the offering covered hereby are not now determinable as such proceeds will depend upon the number of shares offered, the number of shares purchased, prevailing market prices and expenses incurred. However, the maximum gross proceeds will be $1,840,000.

Optionee should consult with legal counsel concerning the securities and tax law implications of the acquisition or disposition of shares under the Plan.

Any officer, director or beneficial owner of more than 10% of our common stock who holds an option under the Plan should consider the applicability of Section 16 of the Securities Exchange Act of 1934, as amended, in connection with the exercise of any such option and the disposition of any of the our common stock acquired thereby.

Our principal executive office is located at 101 South 15th Street, Sebring, Ohio 44672 and the telephone number of such office is (330)938-1749.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is August 29, 2003.

                                TABLE OF CONTENTS

                                                                          PAGE

AVAILABLE INFORMATION..........................................            5

INTRODUCTION ..................................................            6

PURPOSE AND ADMINISTRATION OF THE PLAN ........................            6

DESCRIPTION OF OPTIONS AND TAX STATUS..........................            7

        Award of options ......................................            7
        Eligibility............................................            7
        Termination and Amendment..............................            7
        Option Price...........................................            8
        Nontransferability ....................................            8
        Federal Income Tax Treatment of Incentive and
              Non-Qualified Stock Options .....................            8

RESTRICTIONS ON RESALE OF COMMON STOCK ........................            9

DESCRIPTION OF CAPITAL STOCK ..................................            10

        General ...............................................            10
        Common Stock ..........................................            10
        Registrar and Transfer Agent ..........................            10

LEGAL MATTERS .................................................            10

INDEMNIFICATION OF OFFICERS AND DIRECTORS .....................            10

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ...............            12

ADDITIONAL INFORMATION ........................................            11

                              AVAILABLE INFORMATION



We are subject to the informational requirements of the Securities
Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, Washington, D.C. 20049 and at the following regional offices of the Commission: New York Regional Office, Room 1400, 75 Park Place, New York, New York 10007; and Chicago Regional Office, Room 3190, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies of such material can also be obtained from the Public Reference Section of the Commission in Washington, D.C. (at the address above) at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of NASDAQ operations, 1735 K Street, N.W., Washington D.C. Such material can also be accessed electronically by means of the Commission's web page at www.sec.gov.

Our Common Stock is traded on the OTC Bulletin Board System
(symbol "MRXT").

This Prospectus omits certain information contained in the Registration Statement on file with the Commission with respect to the Shares offered hereby. The information omitted may be obtained from the Commission's office in Washington, D.C. (at the address above) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.

We will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in the Registration Statement of which this Prospectus forms a part (excluding exhibits to such documents unless specifically incorporated by reference). Requests for such copies should be directed to the Corporate Secretary, 101 South 15th Street, Sebring, Ohio 44672, (330)938-1749.

We furnish our shareholders with annual reports containing audited financial statements.

We refer you to the registration statement for further information about us and the shares. Although we believe this prospectus provides the material information regarding the documents described herein, the statements contained in this prospectus as to the contents of any contract or any other documents are not necessarily complete, and, in each instance, you should refer to the copy of such documents filed as an exhibit to the registration statement.

                                  INTRODUCTION


Our board of directors approved the 1998 Incentive and Non-Qualified Stock Option Plan on September 1, 1998. Under the Plan, shares may be offered to our employees in accordance with the Plan as described herein. These offers are, or will be, made at the prices and on the terms and conditions contained in the respective stock option agreements between us and the recipients of stock option grants.

Our principal executive offices and telephone number are set forth on the Cover Page of this Prospectus.

Following is a summary of the Plan, which is qualified in its entirety by reference to the Plan and certain other agreements which have been filed previously with the Securities and Exchange Commission and are incorporated by reference to the Registration Statement on Form S-8 relating to this Prospectus.

                       PURPOSE AND ADMINISTRATION OF PLAN


The Plan is intended to provide valuable incentives for our employees by providing an opportunity for investment in our Common Stock, as an inducement for such individuals to remain with us, thereby encouraging them to increase their efforts to make the our business more successful.

Pursuant to the terms of the Plan, 0,000,000 additional Shares are reserved for issuance under the Plan. In the event there is any change in the number of our issued shares without new consideration to us (such as by stock dividends or stock splits) or in the event that the number of our outstanding shares is changed into or exchanged for a different number of shares of Common Stock or other securities of our or of another corporation, whether through reorganization, recapitalization, split-up, combination of shares, merger or consolidation, the number of Shares reserved for issuance under the Plan, the number of Shares subject to any outstanding option and the option price per Share of each outstanding stock option shall be appropriately adjusted. In the event there is any change in the number or kind of outstanding shares of Common Stock or of any shares or other securities into which such shares of Common Stock have been changed or exchanged, other than the transactions specified in this paragraph, equitable adjustment in the options may be made in the sole discretion of our Board of Directors.

We will provide reports to participants as to the amount and status of their accounts upon request.

The Plan is administered by our Board of Directors or by the Compensation Committee (the "Committee") of the Board of Directors which is composed of not less than two members of the Board, each of whom must be a "disinterested person" as used in Rule 16b-3 under the Securities Exchange Act of 1934. We currently have three disinterested directors and the Plans are administered by two of them. These directors are elected by our shareholders at each of our annual meetings, and serve until the next annual meeting, or until their successors are elected and duly qualified. Our directors can be removed by our shareholders for cause.

The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

                      DESCRIPTION OF OPTIONS AND TAX STATUS

The Plan provides for the grant of incentive and non-qualified stock options. A description of these options and certain federal income tax aspects associated therewith is set forth below. Because tax results may vary due to individual circumstances, each participant in the Plan is urged to consult his or her personal tax advisor with respect to the federal and state tax consequences of the exercise of an option or the sale of stock received upon the exercise thereof.

Award of Options

Options may be granted under the Plan to all of our employees
(including employees who are officers and/or directors). There is no specific limitation on the number of Shares with respect to which options may be granted to any individual under the Plan.

Eligibility

Under the Plan options to purchase shares shall be granted only to employees (the term "employee" shall include officers as well as other key employees, and shall include directors who are also employees) of and consultants, it being our intention that awards shall be made only to persons who satisfy the definition of "employee" contained in Rule 405 under the Act.

Termination and Amendment

The Board may amend,suspend, or terminate the Plan at any time provided that no such modification shall impair the rights of any recipient under any award. If not otherwise terminated, the Plan terminates on August 31, 2008.

Option Price

The Plan provides that the option price with respect to each option will be determined by the Plan's administrators, but, in the case of incentive stock options, shall not be less than 100% (110%, in the case of incentive stock options granted to 10% Shareholders) of the fair market value of the Common Stock on the date the option is granted. Payment of the option price shall be made in cash or certified check.

Nontransferability

Each option granted under the Plan is not transferable by the holder except by will or the laws of descent and distribution of the State wherein the holder is domiciled at the time of his death.

Federal Income Tax Treatment of Incentive and Non-Qualified Stock Options

Currently, an employee will not be deemed to have realized income upon the grant of a non-qualified stock option unless the option has a readily ascertainable fair market value at the time it is granted. Generally, an employee will recognize ordinary income upon the exercise of a non-qualified stock option (or, if the stock subject to the option is restricted within the meaning of Code Section 83 and the employee does not otherwise elect to recognize income upon the exercise of the stock option, at such time as the Shares become transferable or are no longer subject to a substantial risk of forfeiture) in an amount equal to the excess (if any) of the fair market value of the Shares purchased, at the time of exercise, over the exercise price. We will be entitled to deduct an amount equal to the amount included as income by the employee for the our taxable year which includes the close of the employee's taxable year in which the income is included by the employee.

An employee will also not be deemed to have received income upon the grant of an incentive stock option or, except as noted below, upon the exercise of such option. Unless shares acquired upon exercise are disposed of within two years of the date of grant or within one year of exercise, upon the sale of such shares, the optionee will generally recognize capital gain or loss measured by the difference between the amount realized on the sale and the price paid for the shares. If a sale is made prior to either of such dates, an optionee's gain on the sale of the shares will be treated as ordinary income to the extent of the lesser of the excess of the fair market value of the shares at the time of exercise over the option price and the excess of the amount realized on the sale of stock over the option price. We will be allowed a deduction at the time of sale in the amount of the ordinary income recognized by the optionee. The balance of any gain realized will be treated as long-term or short-term capital gain, depending upon the length of time the shares were held by the optionee.

Generally, the excess of the fair market value of an incentive stock option at the time of exercise (or, if the stock subject to the option is restricted within the meaning of Code Section 83, at such time as the shares become transferable or are not longer subject to a substantial risk of forfeiture), over the option price constitutes an item of tax preference for purposes of the alternative minimum tax. Thus, under certain circumstances, the exercise of an incentive stock option will result in a tax at the time of exercise.

There can be no assurance that the Code or the Regulations promulgated thereunder will not be amended to change these tax consequences.

Reference should be made to the applicable provisions of the Code and to the Regulations promulgated thereunder for more detailed information as to the tax treatment of options granted pursuant to the Plan. Optionees should consult their tax advisors with specific reference to their own tax situations and with regard to potential changes in the applicable laws.

                     RESTRICTIONS ON RESALE OF COMMON STOCK


While the Plans do not place restrictions on the resale of Shares acquired thereunder, Shares acquired under the Plan by an "affiliate" as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the "Act"), may only be resold pursuant to the registration requirements of the Act, Rule 144, or another applicable exemption therefrom. Generally, sales of securities, including Shares, are subject to the antifraud provisions contained in federal and state securities laws. Acquisitions (including acquisitions under the Plans) and dispositions of Shares by an officer, director or certain of our affiliates within any six-month period may give rise to our right to recapture any profit from such transactions pursuant to Section 16(b) of the Securities Exchange Act of 1934.

It is advisable for a participant to consult with legal counsel concerning the securities law implications of his exercise of options and his acquisition or disposition of Shares under the Plan.

                          DESCRIPTION OF CAPITAL STOCK


General

Our authorized common stock consists of 200,000,000 shares, par value
$.001 per share. On August 26, 2003, 37,403,000 shares of Common Stock were outstanding.

Common Stock

Each share of Common Stock has one vote on all matters presented to the shareholders.

Since the Common Stock does not have cumulative voting rights, the holders of more than 50% of the shares may, if they choose to do so, elect all the directors and, in that event, the holders of the remaining shares will not be able to elect any of the our directors. The holders of Common Stock are entitled to dividends when and as declared by the Board of Directors and are entitled on liquidation to all assets remaining after payment of or provision for claims against us. The Common Stock has no preemptive or other subscription rights. There are no conversion rights or sinking fund provisions with respect to the Common Stock.

Registrar and Transfer Agent

The registrar and transfer agent for our Common Stock is Signature Stock Transfer, Inc., 2301 Ohio Drive, Suite 100, Plano, Texas 75013.

                                  LEGAL MATTERS

The legality of the issuance of the shares of Common Stock offered by this prospectus has been passed upon by Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, LLP Woodbridge, New Jersey.


                    INDEMNIFICATION OF OFFICERS AND DIRECTORS


Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions referenced in this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expresses in the Securities Act and will be governed by the final adjudication of such issue.

                             ADDITIONAL INFORMATION


This Prospectus constitutes a part of a Registration Statement filed by us with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933. This Prospectus omits certain of the information contained in the Registration Statement and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to us and the securities to which this Prospectus relates. Statements herein contained concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in an other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. An statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

We will furnish without charge to each person including any beneficial owner, to whom this prospectus is delivered, upon his written or oral request, a copy or all of the documents referred to above which have been incorporated into this prospectus by reference (other than exhibits to such documents). Requests for such copies should be directed to:

                        Marx Toys and Entertainment Corp.
                              101 South 15th Street
                               Sebring, Ohio 44672
                              Attn: Mr. Steven Wise
                                 (330) 938-1749

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 3.  Incorporation of Certain Documents by Reference

The following documents filed by us with the Securities and Exchange
Commission are incorporated herein by reference, except as otherwise superseded or modified herein:

(a) Our Annual Report of Small Business Issuers on Form 10-KSB for the year ended December 31, 2002.

(b) All other reports, if any, filed by us pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for periods since December 31,2002.

All documents subsequently filed by us pursuant to Section 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

Information regarding our securities is included on Page 8 of the Prospectus comprising part of this Registration Statement.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Information regarding indemnification of directors and officers is included on page 9 of the Prospectus comprising a part of this Registration Statement.

Item 7.  Exemption from Registration Claimed

Not Applicable.

Item 8.  Exhibits

The following are filed as exhibits to this Registration Statement:

Exhibits

       5         Opinion of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, LLP
                      as to the shares of Common Stock being registered.

       10        1998 Incentive and Non-qualified Stock Option Plan previously filed with the SEC on November 6, 1998 with the Company's Form 10SB and incorporated herein.

       24.1      Consent of Ehrenkrantz, Sterling & Co. LLC, Certified Public
                     Accountants

       24.3      Consent  of  Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, LLP
                     (contained in its opinion filed as Exhibit 5).

       25        Power of Attorney Regarding Registration Statement.

Item 9.  Undertakings

The registrant of the securities being registered hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)() of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered offering of such securities at that time shall therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; provided, however, that the undertakings set forth in paragraphs
(1) and (2) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(4) That, for purposes of determining any liability under the Securities
Act of 1933, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To deliver or cause to be delivered with the prospectus, to each employee to whom the prospectus is sent or given, a copy of the Registrant's Annual Report to stockholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report, on written request of the employees. If the last fiscal year of the registrant has ended within 120 days prior to the use of the prospectus, the Annual Report of the registrant for the preceding fiscal year may be so delivered, but within such 120-day period the Annual Report for the last fiscal year will be furnished to each employee.

(6) To transmit or cause to be transmitted to all employees participating in the Plan who do not otherwise receive such material as stockholders of the registrant, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Sebring, State of Ohio, on the 29th day of August, 2003.

                                           Marx Toys and Entertainment Corp.


                                           By:/s/ Steven Wise
                                                  Steven Wise
                                                  Chairman of the Board
                                                  Chief Executive Officer
                                                  President